Exhibit 10.1

VICE PRESIDENT OF FINANCE
EMPLOYMENT CONTRACT

This employment agreement (this “Agreement”) has been entered into as of the 5th day of October 2009 (the “Execution Date”) by and between China Architectural Engineering, Inc. (NASDAQ-OMX:CAEI) (“CAEI”),  and Gene Michael Bennett, an individual residing in Beijing, People’s Republic of China (“Employee”).

W I T N E S S E T H

WHEREAS, Employee has the experience, know-how, ability and qualifications to serve as the CAEI’s Vice President of Finance.

WHEREAS, as CAEI desires to secure the services of the Employee as Vice President of Finance, and the Employee desires to accept such employment.

WHEREAS, the parties desire to enter into this Agreement to establish the terms and conditions of the Employee’s employment as Vice President of Finance of CAEI.

NOW THEREFORE, in consideration of the material advantages accruing to the two parties and the mutual covenants contained herein, and intending to be legally and ethically bound hereby, CAEI and the Employee agree with each other as follows:

1.           Employment, Duties and Performance. The Employee will render full-time professional services to CAEI in the capacity of Vice President of Finance of CAEI.  He will at all times, diligently, in good faith, in a manner consistent with the best interests of CAEI, and to the best of his ability, perform all duties that may be required of him by virtue of his position as Vice President of Finance and all duties set forth in CAEI’s bylaws and in policy statements of the Board of the Directors of CAEI (the “Board”).  It is understood that these duties shall be substantially the same as those of a vice president of finance of a business corporation. The Employee is hereby vested with authority to act on behalf of the Board in keeping with policies adopted by the Board, as amended from time to time. In addition, he shall perform in the same manner any special duties assigned or delegated to him by the Board.  In the course of his employment, Employee shall comply with all policies, including Codes of Ethics, that are applicable to the CAEI’s officers in general and the vice president of finance, in particular.

2.           Term.  This Agreement shall have an effective date as of September 28, 2009 (the “Effective Date”) and shall expire, unless terminated earlier pursuant to and in accordance with the provisions of this Agreement, or extended by mutual agreement of the parties, on September 27, 2014 (the “Term”).   If the parties desire to renew this Agreement, terms of a new contract shall be completed, or the decision made not to negotiate a new contract made, not later than the end of the tenth month of the year of expiration. This contract and all its terms and conditions shall continue in effect until terminated.

3.           Compensation.

(a)            Base Salary.  In consideration for the Employee’s services as Vice President of Finance, CAEI agrees to pay the Employee a base salary of One Hundred Eighty Thousan d U.S. Dollars ($180,000USD) per annum, which shall paid monthly at the rate of Fifteen Thousand U.S. Dollars ($15,000USD) per month, subject to all legally required deductions and withholdings, in accordance with the customary payroll practices of CAEI (“Base Salary”).

(b)           Option Grants.  The Employee shall receive the following number of option grants under and subject to CAEI’s 2009 Omnibus Incentive Plan with the vesting schedules as indicated below:

1.)                           Employee shall receive a sign-on bonus of stock options exercisable into 100,000 shares of common stock (the “Initial Options”).  The per share exercise price for Initial Options shall be the closing market price of a share of common stock on the NASDAQ-OMX on the Grant Date of the Initial Options, as defined in the Stock Option Agreement, as defined below. The Initial Options shall vest at the rate of 10,000 shares per month, with the first vesting of 10,000 options to occur on November 27, 2009, which is 60 days from the Effective Date, and with the last vesting of 10,000 options ending upon the total vested being 100,000, in accordance with CAEI’s Stock Option Agreement, a form of which is attached hereto as Exhibit A (the “Stock Option Agreement”).

2.)                           Annually for the next two anniversary dates, i.e., on each September 28, 2010 and September 28, 2011, during the Term of this Agreement, the Employee shall receive the option grants as per the following formula (the “2010/2011 Options”):

Amount of Stock Options to be granted on each anniversary date	= (100,000) X
(Average Closing Trading Price of a share of CAEI common stock as reported by NASDAQ during the 30 calendar days immediately preceding the respective anniversary date)
                             /
(Exercise Price of the Initial Options)

3.)                           For the years after the first two anniversary dates, i.e., on each of September 28 of 2012, 2013, and 2014, a grant of options shall be made that follow the same formula as the Initial Options except that the denominator will be based on the Average Closing Trading Price of the prior year, as set forth in the formula below (the “2012/2013/2014 Options,” and collectively with the 2010/2011 Options, the “Annual Options”):

Amount of Stock Options to be granted on each anniversary date	= (100,000) X
(Average Closing Trading Price of a share of CAEI common stock as reported by NASDAQ during the 30 calendar days immediately preceding the anniversary date)
                             /
(Average Closing Trading Price of a share of CAEI common stock as reported by NASDAQ during the 30 calendar days immediately preceding September 28th of the previous year).

For each grant of each of the Annual Options, respectively, the Employee and CAEI shall enter into CAEI’s Stock Option Agreement.

4.           Business Expenses.  All reasonable business expenses incurred by Employee in connection with the performance of his duties shall be reimbursed or pre-paid. Reimbursement shall be paid after submission of itemized business expense reports with supporting receipts, and such payment shall be made in accordance CAEI’s reimbursement payment policies, but in no event later than 20 days after submission of the business expense report.

5.           Benefits, Vacation, and Other Matters.

(a)           The Employee shall be entitled to two (2) weeks on compensated vacation time in each of the contract years during the Term, to be taken at times mutually agreed upon between him and the Chairman of the Board.

(b)           In the event of a period of prolonged inability to work due to the result of Employee’s sickness or an injury, the Employee will be compensated at his full rate pay up to three (3) months from the date of the sickness or injury.

(c)           In addition, the Employee, as have been mutually agreed upon between him and the Chairman of the Board, will be permitted to be absent from CAEI during working days to attend professional meetings and to attend to such outside professional duties.

(d)           The Employee shall receive a housing allowance equal to 10,000 RMB per month paid at the end of each quarter.

(e)           CAEI agrees to pay dues to professional associations and societies and to such service organizations and clubs of which the Employee is a member, as may be approved by the Chairman of the Board as being in the best interests of CAEI.

(f)           CAEI also agrees to (i) insure the Employee under its general liability insurance policy for all acts done by him in good faith as Vice President of Finance throughout the Term of this contract; and (ii) provide comprehensive health and major medical health insurance for the Employee and his family.

(g)            In addition, the Employee shall be entitled to all other fringe benefits to which all other general employees of the CAEI are entitled.

6.           Termination.

(a)           The Board may, in its sole discretion, and with or without cause, terminate this Agreement and the Employee's employment. Such action shall require a minimum majority of vote of the entire Board and become effective upon written notice to the Employee or at such later time as may be specified in said notice. After such termination, all rights, duties and obligations of both parties shall cease except that CAEI shall continue to pay the Employee his then monthly Base Salary for the month in which his duties were terminated and for two (2) consecutive months thereafter (the “Severance Period”) as an agreed upon severance payment (“Severance Payment”), subject and conditioned on the Employee signing a full release and waiver agreement in substantially the form as provided by CAEI to effect the Releases, as defined below in Paragraph 6 (the “Release Agreement”).  During the Severance Period, the Employee shall not be required to perform any duties for CAEI, other than providing reasonable assistance in good faith to CAEI solely for the purpose of transitioning the Employees’ duties.

(b)           Neither shall the fact that the Employee seeks, accepts and/or undertakes other employment during the Severance Period affect such Severance Payments. Also, CAEI agrees to keep the Employee's health and major medical insurance coverage paid up and in effect during the Severance Period.

(c)           CAEI may terminate Employee’s employment immediately, without notice, if CAEI determines that Cause exists.  For purposes of this Agreement, “Cause” shall mean: (i)  An act of dishonesty, fraud, embezzlement, or misappropriation of funds or proprietary information in connection with the Employee’s responsibilities as an Employee;  (ii)  Employee’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude;  (iii)  Employee’s willful or gross misconduct in connection with his employment duties which, directly or indirectly, has a material adverse effect on CAEI; or (iv)  Employee’s habitual failure or refusal to perform his employment duties under this Agreement, if such failure or refusal is not cured by Employee within ten (10) days after receiving written notice thereof from CAEI.  In the event that Employee’s employment is terminated for Cause, the Employee shall only be entitled to that portion of the Base Salary that has been earned but unpaid prior to such termination for Cause, and any expense reimbursements due and owing to Employee as of such termination date.

(d)           Should the Board, without written consent of the Employee, reduce the Employee's duties or authority so it can reasonably be found that the Employee is no longer performing as the Vice President of Finance, the Employee shall have the right, in his complete discretion, to provide written notice of termination of this Agreement to the Chairman of the Board, with such termination to be effective within ninety (90) days of such written notice, unless such ninety (90) day period is waived in writing by CAEI.

(e)           Should the Employee at his discretion elect to terminate this contract for any other reason than as stated in Sub-Paragraph 6(d) and Paragraph 7, he shall provide to the Board ninety (90) days' written notice of his decision to terminate.  The Employee will not be entitled to the Severance Payments or any other severance benefits if the Employee terminates this Agreement under this Sub-Paragraph 6(e).  At the end of the ninety (90) days, all rights, duties and obligations of both parties to the contract shall cease, provided, however, that CAEI, in its sole discretion, may elect to waive the 90 days notice period and effect the Employee’s election to terminate this Agreement immediately.

(f)           If an event described in Sub-Paragraphs 6(a) or Paragraph 7 occurs, and the Employee accepts any of the Severance Payments and severance benefits described therein, to the extent not prohibited by law, the Employee shall be deemed to voluntary release and forever discharge the CAEI and its officers, directors, employees, agents, and related corporations and their successors and assigns, both individually and collectively and in their official capacities (hereinafter referred to collectively as "Releases"), from any and all liability arising out of his employment and/or the cessation of said employment. Further, Employee agrees that he must execute and abide by the Release Agreement to confirm his obligations under the Releases.  Nothing contained in this paragraph and nothing shall prevent the Employee from bringing an action to enforce the terms of this Agreement.

7.           Change of Control.  If CAEI is undergoes a Change of Control, as defined below, the Employee may terminate his employment at his discretion or be retained as Vice President of Finance of CAEI or any successor corporation under the terms and conditions of this Agreement.  If the Employee elects to terminate his employment at such time, he shall be entitled to the same severance arrangement as would be applicable under Sub-Paragraph 6(a) if CAEI had terminated his employment at such time. If the Employee continues to be employed by CAEI or its successor organization, all of the terms and conditions of this Agreement shall remain in effect. CAEI agrees that neither it nor its present or any future holding company shall enter into any agreement that would negate or contradict the provisions of this Agreement.  For purposes of this Agreement, “Change in Control” shall mean (i) the time, after the date of this Agreement, that CAEI first determines that any person and all other persons who constitute a group (within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”)) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of CAEI’s outstanding securities, unless a majority of the “Continuing Directors” approves the acquisition not later than ten (10) business days after CAEI makes that determination, or (ii) the first day on which a majority of the members of CAEI's board of directors are not “Continuing Directors.” “Continuing Directors” shall mean, as of any date of determination, any member of CAEI's board of directors who (i) was a member of that board of directors on the date of this Agreement, (ii) has been a member of that board of directors for the two years immediately preceding such date of determination, or (iii) was nominated for election or elected to CAEI’s board of directors with the affirmative vote of the greater of (x) a majority of the Continuing Directors who were members of CAEI’s board of directors at the time of such nomination or election or (y) at least three Continuing Directors.  No Change of Control shall occur as a result from interests in CAEI acquired by Nine Dragon (Hong Kong) Co. Ltd., Resort Property International Limited, and/or its affiliates.

8.           Confidentiality.  The Employee shall maintain confidentiality with respect to information that he receives in the course of his employment and not disclose any such information. The Employee shall not, either during the Term of employment of thereafter, use or permit the use of any information of or relating to CAEI in connection with any activity or business and shall not divulge such information to any person, firm, or corporation whatsoever, except as may be necessary in the performance of his duties hereunder or as may be required by law or legal process.  Immediately following the termination of Employee’s employment with CAEI, Employee will return to CAEI all materials, all works created by Employee or others in the course of his or their employment duties during the term of Employee’s employment hereunder, and all copies thereof.  Employee further realizes that any trading in CAEI’s common stock or other securities or aiding or assisting others in trading in CAEI’s common stock or other securities, including disclosing any non-public information concerning CAEI or its affiliates to a person who uses such information in trading in the CAEI’s common stock or other securities, may constitute a violation of federal and state securities laws.  Employee will not engage in any transactions involving the CAEI’s common stock or other securities while in the possession of material non-public information in a manner that would constitute a violation of federal and state securities laws.

9.           Non-Compete.  During the term of his employment and during the 24-month period following termination of his employment, the Employee shall not directly own, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder or otherwise, any firm that is in competition to CAEI within service area (Asia Pacific). Employee declares that the foregoing limitations are reasonable and necessary to protect the business of CAEI and its affiliates.  If any portion of these restrictions be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected, but rather such court shall reform the provision deemed invalid so that it shall be as near to the terms of this Agreement as possible and still remain enforceable under applicable law.

10.           Non-Solicitation.  The Employee shall not directly or indirectly through his own efforts, or otherwise, during the term of this Agreement, and for a period of 24 months thereafter, employ, solicit to employ, or otherwise contract with, or in any way retain the services of any employee or former employee of CAEI. The Employee will not interfere with the relationship of CAEI and any of its employees and the Employee will not attempt to divert from CAEI any business in which CAEI has been actively engaged during his employment.  Nor shall the Employee directly or indirectly through his own efforts, or otherwise, during the term of this Agreement, and for a period of 24 months thereafter, solicit or attempt to solicit the business of any customer or client of CAEI, or induce or attempt to induce any client or customer of CAEI to reduce its business with CAEI.

11.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

12.           Amendments.  Except as otherwise specifically provided, the terms and conditions of this contract may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective it shall have been reduced to writing and signed by CAEI’s Chief Executive Officer and the Employee.

13.           Applicable Law; Severability.  This Agreement shall be construed and enforced under and in accordance with the laws of the State of Delaware.  The invalidity or unenforceability of any particular provision of this contract shall not affect its other provisions, and this contract shall be construed in all respects as if such invalid or unenforceable provisions had been omitted.

14.           Successors; Assignability.  This agreement shall be binding upon the CAEI, its successors and assigns, including, without limitation, any corporation into which CAEI may be merged or by which it may be acquired, and shall inure to the benefit of the Employee, his administrators, executors, legatees, heirs and assigns.  This Agreement is personal in nature, and neither this Agreement nor any part of any obligation herein shall be assignable by Employee.

15.           Notices.  All notices and other communications required or permitted under this Agreement, which are addressed as provided below (or otherwise provided in writing by the party to receive such notice) shall be delivered personally, or sent by certified or registered mail with postage prepaid, or sent by Federal Express or similar courier service with courier fees paid by the sender, and, in either case, shall be effective upon delivery.

If to CAEI:	Luo Ken Yi
105 Baishi Road
Jiuzhou West Avenue,
Zhuhai 519070
People’s Republic of China

If to Employee:	Gene Michael Bennett
_____________________
_____________________
_____________________
_____________________

16.           Captions.  The paragraph captions herein are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

17.           Counterparts.  This Agreement may be executed in one or more facsimile counterparts, and by the parties hereto in separate facsimile counterparts, each of which when executed shall be deemed to be an original while all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

CHINA ARCHITECTURAL ENGINEERING, INC.
Witness:

By:
	/s/ Luo Ken Yi	Address:
By:	Luo Ken Yi
Title:	CEO and Chairman of the Board

EMPLOYEE
Witness:

By:
	/s/ Gene Michael Bennett	Address:
Gene Michael Bennett

EXHIBIT A

FORM OF STOCK OPTION AGREEMENT

&

CAEI 2009 OMNIBUS PLAN

NOTICE OF GRANT OF NON-QUALIFIED STOCK OPTION AWARD

CHINA ARCHITECTURAL ENGINEERING, INC.
2009 OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, China Architectural Engineering, Inc. (the “Company”) hereby grants, pursuant to the provisions of the Company’s 2009 Omnibus Incentive Plan (the “Plan”), to the Participant designated in this Notice of Grant of Non-Qualified Stock Option Award (the “Notice”) an option to purchase the number of shares of the common stock of the Company set forth in the Notice (the “Shares”), subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Stock Option Award (collectively, the “Agreement”).  Also enclosed is a copy of the information statement describing important provisions of the Plan.

Optionee:	GENE MICHAEL BENNETT

Date of Grant: October __, 2009	Type of Option: Non-Qualified Stock Option
Exercise Price per Share: $_____	Expiration Date: October __, 2014
Total Number of Shares Granted: 100,000	Total Exercise Price: $________
Vesting Schedule:           The Options shall vest at the rate of 10,000 shares per month, with the first vesting of 10,000 options to occur on November 27,        2009, and with the last vesting of 10,000 options ending upon the total vested being 100,000.

Exercise After Termination of Service:

Termination of Service for any reason: any non-vested portion of the Option expires immediately;

Termination of Service due to death or Disability: vested portion of the Option is exercisable by the Optionee (or, in the event of the Optionee’s death, the Optionee’s Beneficiary) for one year after the Optionee’s Termination;

Termination of Service for any reason other than death or Disability: vested portion of the Option is exercisable for a period of ninety (90) days following the Optionee’s Termination; provided, however, that all Options, whether vested or unvested, shall terminate immediate for termination for Cause, as defined in the Optionee’s employment agreement.

In no event may this Option be exercised after the Expiration Date as provided above.

By signing below, the Optionee agrees that this Non-Qualified Stock Option Award is granted under and governed by the terms and conditions of the Company’s 2009 Omnibus Incentive Plan and the attached Terms and Conditions.

Participant	China Architectural Engineering, Inc.

By:
	Title:	Luo Ken Yi, CEO
Date:	Date:

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TERMS AND CONDITIONS OF STOCK OPTION AWARD

1.           Grant of Option.  The Option granted to the Optionee and described in the Notice of Grant is subject to the terms and conditions of the Plan, which is incorporated by reference in its entirety into these Terms and Conditions of Stock Option Award.

The Board of Directors of the Company has authorized and approved the 2009 Omnibus Incentive Plan (the “Plan”), which has been approved by the stockholders of the Company.  The Committee has approved an award to the Optionee of a number of shares of the Company’s common stock, conditioned upon the Participant’s acceptance of the provisions set forth in the Notice and these Terms and Conditions within 60 days after the Notice and these Terms and Conditions are presented to the Optionee for review.  For purposes of the Notice and these Terms and Conditions, any reference to the Company shall include a reference to any Affiliate.

If designated in the Notice of Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code.  Nevertheless, to the extent that the Option fails to meet the requirements of an ISO under Section 422 of the Code, this Option shall be treated as a Non-Qualified Stock Option (“NSO”).

The Company intends that this Option not be considered to provide for the deferral of compensation under Section 409A of the Code and that this Agreement shall be so administered and construed.  Further, the Company may modify the Plan and this Award to the extent necessary to fulfill this intent.

2.           Exercise of Option.

(a)           Right to Exercise.  This Option shall be exercisable, in whole or in part, during its term in accordance with the Vesting Schedule set out in the Notice of Grant and with the applicable provisions of the Plan and this Option Agreement.  No Shares shall be issued pursuant to the exercise of an Option unless the issuance and exercise comply with applicable laws.  Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.  The Committee may, in its discretion, (i) accelerate vesting of the Option, or (ii) extend the applicable exercise period to the extent permitted under Section 6.03 of the Plan.

(b)           Method of Exercise.  The Optionee may exercise the Option by delivering an exercise notice in a form approved by the Company (the “Exercise Notice”) which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company.  The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Shares exercised.  This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

(c)           RESERVED.

3.           Method of Payment.  If the Optionee elects to exercise the Option by submitting an Exercise Notice under Section 2(b) of this Agreement, the aggregate Exercise Price (as well as any applicable withholding or other taxes) shall be paid by cash or check; provided, however, that the Committee may consent, in its discretion, to payment in any of the following forms, or a combination of them:

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(a)           cash or check;

(b)           a “net exercise” (as described in the Plan or such other consideration received by the Company under a cashless exercise program approved by the Company in connection with the Plan;

(c)           surrender of other Shares owned by the Optionee which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares and any applicable withholding; or

(d)           any other consideration that the Committee deems appropriate and in compliance with applicable law.

4.           Restrictions on Exercise.  This Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company, or if the issuance of the Shares upon exercise or the method of payment of consideration for those shares would constitute a violation of any applicable law or regulation.

5.           Non-Transferability of Option.  This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

6.           Term of Option.  This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

7.           Withholding.

(a)           The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Optionee with respect to the Option Award.

(b)           The Optionee shall be required to meet any applicable tax withholding obligation in accordance with the provisions of Section 11.05 of the Plan.

(c)           Subject to any rules prescribed by the Committee, the Optionee shall have the right to elect to meet any withholding requirement (i) by having withheld from this Award at the appropriate time that number of whole shares of common stock whose fair market value is equal to the amount of any taxes required to be withheld with respect to such Award, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares and cash.

8.           Defined Terms.  Capitalized terms used but not defined in the Notice and these Terms and Conditions shall have the meanings set forth in the Plan, unless such term is defined in any Employment Agreement between the Optionee and the Company or an Affiliate.  Any terms used in the Notice and these Terms and Conditions, but defined in the Optionee’s Employment Agreement are incorporated herein by reference and shall be effective for purposes of the Notice and these Terms and Conditions without regard to the continued effectiveness of the Employment Agreement.

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9.           Optionee Representations.  The Optionee hereby represents to the Company that the Optionee has read and fully understands the provisions of the Notice, these Terms and Conditions and the Plan and the Optionee’s decision to participate in the Plan is completely voluntary.  Further, the Optionee acknowledges that the Optionee is relying solely on his or her own advisors with respect to the tax consequences of this stock option award.

10.           Regulatory Limitations on Exercises.  Notwithstanding the other provisions of this Option Agreement, no option exercise or issuance of shares of Common Stock pursuant to this Option Agreement shall be effective if (i) the shares reserved under the Plan are not subject to an effective registration statement at the time of such exercise or issuance, or otherwise eligible for an exemption from registration, or (ii) the Company determines in good faith that such exercise or issuance would violate any applicable securities or other law or regulation.

11.           Miscellaneous.

(a)           Notices.  All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under these Terms and Conditions shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the parties at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other.  Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

(b)           Waiver.  The waiver by any party hereto of a breach of any provision of the Notice or these Terms and Conditions shall not operate or be construed as a waiver of any other or subsequent breach.

(c)           Entire Agreement.  These Terms and Conditions, the Notice and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof.

(d)           Binding Effect; Successors.  These Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives.  Nothing in these Terms and Conditions, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(e)           Governing Law.  The Notice and these Terms and Conditions shall be governed by and construed in accordance with the laws of the State of Delaware.

(f)           Headings.  The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of these Terms and Conditions.

(g)           Conflicts; Amendment.  The provisions of the Plan are incorporated in these Terms and Conditions in their entirety.  In the event of any conflict between the provisions of these Terms and Conditions and the Plan, the provisions of the Plan shall control.  The Agreement may be amended at any time by written agreement of the parties hereto.

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(h)           No Right to Continued Employment.  Nothing in the Notice or these Terms and Conditions shall confer upon the Optionee any right to continue in the employ or service of the Company or affect the right of the Company to terminate the Optionee’s employment or service at any time.

(i)           Further Assurances.  The Optionee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Notice and these Terms and Conditions and the Plan.

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